EXHIBIT 10.61

FOURTH AMENDMENT

OF

TAYLOR CAPITAL GROUP, INC.

PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

(Effective as of October 1, 1998)

WHEREAS, Taylor Capital Group, Inc. (the “Company”) maintains the Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan (Effective as of October 1, 1998) (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable (a) to provide for changes effective as of the date shares of common stock of the Company are readily tradable on a national securities exchange (such date referred to below as the “Effective Date”); (b) to provide certain changes in Plan accounting; and (c) to provide changes required by the Economic Growth and Tax Relief Act of 2001;

NOW, THEREFORE, by virtue of the power reserved to the Company by subsection 17.1 of the Plan, and in exercise of the authority delegated to the Committee established pursuant to Section 18 of the Plan (the “Committee”) by subsection 17.1 of the Plan, the Plan is hereby amended in the following particulars:

8. By substituting the following for subparagraph 2.1(b) of the Plan, effective January 1, 2002:

“(b)	Subject to the conditions and limitations of the Plan, each other employee of an Employer will become a participant in the Plan as of the first day of the first payroll coincident with or next following the date he satisfies the following requirements:

(i)	he has attained age 18;

(ii)	he has completed 30 days of employment with an Employer,

(iii)	he is not a seasonal or temporary employee and he is employed as a member of a group of employees to which the Plan has been extended, either by unilateral action of an Employer in the case of an employee who is not represented by a collective bargaining representative or, if he is a member of a group of employees represented by a collective bargaining representative, through a currently effective collective bargaining agreement between his Employer and the collective bargaining representative of the group of employees of which he is a member.”

9. Effective January 1, 2001, by substituting the following for subsection 3.5 of the Plan:

“3.5. Earnings

Unless stated otherwise, a participant’s ‘earnings’ for a plan year means all compensation paid to the participant for services rendered to an Employer as an employee as reported on the participant’s Federal wage and tax statement (Form W-2), including (i) the participant’s income deferral contributions made during the plan year under the Taylor Capital Group, Inc. 401(k) Plan, and (ii) all salary reductions made during the plan year pursuant to an arrangement maintained by an Employer under Section 125 or Section 132(f) of the Code, but excluding (iii) disability payments (short term or long term), (iv) non-qualified deferred compensation amounts, (v) stock based compensation, including any dividends paid on restricted shares and any other payments from any such plans or programs, (vi) severance payments, and (vii) any other ‘fringe’ benefit (as defined by the Committee). In no event, however, shall the amount of a Participant’s earnings taken into account for purposes of the plan for any plan year exceed the dollar limitation in effect under Code Section 401(a)(17) (as that limitation is adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 401(a)(17) and which is $200,000 for the 2002 plan year). For plan years beginning on or after January 1, 1998, earnings shall include any amount that is deemed to be a salary reduction under an arrangement maintained under Section 125 of the Code but is not available to a participant in cash in lieu of group health coverage because a participant is unable to certify that he or she has other health coverage.”

10. By substituting the following for Section 6.9 of the Plan, effective as of the Effective Date:

(a)	“6.9 Fair Market Value of Company Stock

For purposes of the Plan and Trust, if Company stock is not readily tradable on an established securities market, the fair market value of Company stock shall be determined by an independent appraiser, as defined in Section 401(a)(28) of the Code, in accordance with the terms of the trust and the provisions of Section 3(18) of ERISA.”

11. Effective as of January 1, 2002, by substituting the following for the first two sentences of subsection 7.1 of the Plan:

“For each limitation year, the ‘annual addition’ (as defined below) to a participant’s account shall not exceed the lesser of $40,000, as adjusted for cost-of-living increases under Code Section 415(d), or 100 percent of the participant’s compensation (as defined in Code Section 415(c)(3)) during that limitation year. The compensation limit referred to in the preceding sentence shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or 419(A)(f)(2)), which is otherwise treated as an annual addition. For purposes of this subsection, the term ‘compensation’ shall include elective deferrals (as defined in Code Section 402(g)(3)) made by the participant and any amount which is contributed or deferred by the Employer at the election of the participant and which is not includible in the gross income of the participant by reason of Code Section 125 or 132(f). For plan years beginning on or after January 1, 1998, compensation shall include any amount that is deemed to be a salary reduction under an arrangement maintained under Section 125 of the Code but is not available to a participant in cash in lieu of group health coverage because a participant is unable to certify that he or she has other health coverage. The term ‘annual addition’ for any limitation year means the sum of participant contributions (other than rollover contributions and catch-up contributions), and employer contributions that are credited to a participant’s accounts for that limitation year.”

12. By substituting the following for the first sentence of subsection 11.3 of the Plan, effective as of the Effective Date:

“Subject to rules established by the Committee, with respect to a distribution under subsection 11.1, subject to subsection 11.4, a participant (or the participant’s beneficiary) will receive an in-kind distribution of the shares of Company stock allocated to the Participant’s ESOP stock account, except that any fractional shares in the participant’s ESOP stock account shall be paid in cash; provided the participant (or his beneficiary, in the case of his death) may elect, in accordance with rules established by the Committee, to receive his ESOP stock account in cash, in which case the Committee shall direct the sale of shares in his account and the distribution of the net proceeds received on such sale.”

13. By substituting the following for subparagraph 11.4(b) of the Plan, effective as of the Effective Date:

“(b) Company Stock. Subject to subparagraphs (c) and (d) below, after a participant’s settlement date he may file with the Committee a request for distribution of amounts representing shares of Company stock in his ESOP stock account. Distribution of such account will be made in the form provided in subsection 11.3 within a reasonable period of time after the accounting date coincident with or following the date a participant files with the Committee a written request for a distribution.”

14. Effective as of January 1, 2002, by substituting the following for the last sentence of subparagraph 11.5(a) of the Plan:

“A hardship distribution shall not be an eligible rollover distribution.”

15. Effective as of January 1, 2002, by substituting the following for the second and third sentences of subparagraph 11.5(c) of the Plan:

“Except as otherwise provided below, an ‘eligible retirement plan’ is (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b) (other than an endowment contract), (iii) an annuity plan described in Code Section 403(a) or 403(b), (iv) an eligible governmental plan under Code Section 457(b) that agrees to separately account for amounts transferred into such plan from this Plan, or (v) a plan qualified under Code Section 401(a) that by its terms permits the acceptance of rollover contributions. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or a former spouse who is an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).”

16. By substituting the following for subparagraphs (b) and (c) of Section 14 of the Plan, effective after the Effective Date:

“(b)	Voting of Company stock. Each Participant shall have the right to direct the Trustee with respect to the voting of Company stock allocated to his account. At the time of the mailing to stockholders of the notice of any stockholders’ meeting of the Company, the Company, in conjunction with the Trustee, shall use its reasonable best efforts to cause to be delivered to each such Participant such notices and informational statements as are furnished to the Company’s stockholders in respect of the exercise of voting rights, together with forms by which the Participant may confidentially instruct the Trustee, or revoke such instruction, with respect to the voting of shares of Company stock allocated to his account. Upon timely receipt of such instructions, the Trustee shall on each such matter vote as instructed the number of shares of Company stock allocated to the account of such Participant. The Trustee shall vote shares of Company stock allocated to the accounts of Participants for which no instructions are received and all shares of Company stock which are not allocated to the accounts of Participants proportionately in the same manner as the Trustee votes the shares of Company stock for which the Trustee has received voting instructions as specified above.

(c)	Tendering of Company stock. As soon as practicable after the commencement of a tender or exchange offer (an ‘Offer’) for shares of Company stock, the Company, in conjunction with the Trustee, shall use its reasonable best efforts to cause each Participant to be furnished with all information as will be distributed to the holders of Company stock in respect of such Offer, and to be provided with forms by which the Participant may confidentially instruct the Trustee, or revoke such instruction, to tender or exchange shares of Company stock allocated to his account, to the extent permitted under the terms of such Offer. Upon timely receipt of such instructions, the Trustee shall follow the directions of each Participant as to shares allocated to such Participant’s account. The Trustee shall not tender shares allocated to participant accounts for which no instructions are received. As to shares of unallocated Company stock, the Trustee shall tender, subject to the terms and limitations of any applicable Share Purchase Loan, the same proportion thereof as it tenders shares of stock that are allocated to participant accounts in accordance with the two immediately preceding sentence. The number of whole shares as to which a Participant may provide instructions shall be the total number of shares allocated to his account as of the close of business on the accounting date preceding the date on which the Offer is commenced or such earlier date as shall be designated by the Company which the Company, in its sole discretion, deems appropriate for reasons of administrative convenience.”

17. Effective as of January 1, 2002, by substituting the following for the fourth sentence of subsection 19.2 of the Plan:

“In making the foregoing determination, (i) a participant’s account balances or cumulative accrued benefits shall be increased by the aggregate distributions, if any, made with respect to the participant during the one-year period ending on the determination date (or, the five-year period ending on the determination date, if a distribution is made for a reason other than separation from service, death, or disability), including distributions under a terminated plan that, if it had not been terminated, would have been required to be included in the aggregation group, (ii) the account balances or cumulative accrued benefits of a participant who was previously a key employee, but who is no longer a key employee, shall be disregarded, (iii) the account balances or cumulative accrued benefits of a beneficiary of a participant shall be considered accounts or accrued benefits of the participant, (iv) the account balances or cumulative accrued benefits of a participant who has not performed services for an Employer or a Controlled Group Member at any time during the one-year period ending on the determination date shall be disregarded and (v) any rollover contribution (or similar transfer) from a plan maintained by the corporation other than an Employer under this Plan initiated by a participant shall not be taken into account as part of the participant’s aggregated account balances under this Plan.”

18. Effective as of January 1, 2002, by substituting the following for subsection 19.3 of the Plan:

(c)	“19.3 Key Employee

In general, a ‘key employee’ is an employee (or former or deceased employee) who, at any time during the plan year that includes the determination date, is:

(a)	an officer of an Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for plan years beginning after December 31, 2002);

(b)	a five-percent owner of an Employer; or

(c)	a one-percent owner of an Employer having annual compensation of more than $150,000.

For purposes of this subsection, annual compensation means compensation within the definition of Code Section 415(c)(3). The determination of who is a key employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.”

19. Effective as of January 1, 2002, by adding the following at the end of subsection 19.5 of the Plan:

“However, the amount of minimum employer contribution not offset by the amount of employer contributions shall meet the nondiscrimination requirements of Section 401(a)(4) of the Code without regard to Section 401(m) of the Code. An Employer may provide that the minimum benefit requirement shall be met in another plan, including a plan that consists solely of a cash or deferred arrangement that meets the requirements of Code Section 401(k)(12) and 401(m)(11).”

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this 18th day of December, 2002.

/s/ MELVIN E. PEARL
On behalf of the Committee as Aforesaid